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BRIDGEVIEW BANK GROUP

Timothy L. Nichols

Commercial Banking Officer

1333 West Broadway Road, Suite 102 Tempe, AZ 85282

Phone: 480-731-7354

Fax: 480-921-8166

Email: tirtl ttichols*b_tLC aevtswbank.com

March 29, 2006

Tom Bontems

Universal Fog, Inc. 1808 South 1" Avenue

Phoenix, AZ 85003

RE: LOAN APPROVAL

Dear Tom;

Based on our discussions concerning the financing needs of Universal Fog, Inc. ("Borrower"), and based upon our review of the information you have provided to date, Bridgeview Bank Group ('Bridgeview") is pleased to provide you the approval of the following financial arrangements. The matters outlined herein constitute an approval, subject to certain terms and conditions under which Bridgeview intends to provide financing.

REAL ETSTATE TERM LOAN

Borrower:	Universal Fog, Inc.

Lender:	Bridgeview Bank Group

Facility Type	Real Estate Acquisition and Construction Loan

Loan Amount:	$143,000

Purpose:	Refinance and modify existing term real estate loan

Repayment:	Principal and interest payments monthly based on a fifteen year amortization, with unpaid principal and interest due at maturity

Maturity:	Sixty months from the closing date
Collateral:

(i) ALTA Insured First Deed of Trust, which shall be a first lien on the marketable fee simple title to the Real Property together with improvements thereto, subject only to such encumbrances that shall be approved in writing by Bridgeview.

(ii) Borrower shall be required to execute any and all additional security documentation as is customary or appropriate and may be required by Bridgeview.

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Term Interest Rate:	350 basis points over the five year Treasury Rate (Five Year Treasury was 4.67% on March 24, 2006)

Documentation Fee:	$500.00 Prepayment Penalty: None

Financial Reporting:

Non-financial Covenants:

Financial Covenants:

Governing Law:

Guarantors:	Thomas & Steffani Bontems

GENERAL TERMS AND CONDITIONS.

The governing law shall be the State of Arizona.

Covenants to be determined, but shall be mutually acceptable to both Lender and Borrower.

Insurance coverage on property to be maintained with acceptable casualty and liability coverage and Bridgeview listed as loss payee.

Borrowers will be required to periodically submit the following financial information:

(i) Annual Guarantor Tax Returns
(i) Annual Guarantor Personal Financial Statement
(ii) Annual Borrower Tax Returns
(iii) Annual Audited Financial Statements for Borrower
(iv) Quarterly Company Prepared Financial Statement for Borrower
(v) Other information that Lender may reasonably request.

Conditions	(i)	ALTA Insured Title Policy to be obtained on Real Property;
Precedent:	(ii)	Completion of documentation in form and substance satisfactory to Bridgeview; and
(iii)	Other information as Bridgeview may reasonably request to verify the qualification of applicants.

Expenses:

All expenses of Bridgeview for legal fees, title do escrow fees, documentation fees, UCC searches and filing fees, and all other costs incurred by Bridgeview in connection with documentation, administration and enforcement of the Facility, including the expenses of Lender' outside legal counsel, shall be borne by the Borrower.

We hope this approval is acceptable to you. If you have any questions with respect to this proposal, please contact us at 480-731-7354. Thank you for considering Bridgeview Bank for your financing needs.

Sincerely,

BRIDGEVIIEW BANK GROUP

/s/ Timothy L. Nichols

Commercial Banking Officer

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